As filed with the Securities and Exchange Commission on May 11, 2010

Registration No. 333-152553

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SWITCH & DATA FACILITIES COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-3641081
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employee Identification Number)

1715 North Westshore Boulevard, Suite 650,

Tampa, Florida 33607

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Brandi Galvin Morandi, Esq.

General Counsel and Secretary

Switch & Data Facilities Company, Inc.

1715 North Westshore Boulevard, Suite 650

Tampa, Florida 33607

(650) 513-7000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Alan F. Denenberg

Mischa Travers

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

(650) 752-2000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment No. 1 to Form S-3 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such a date as the Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (No. 333-152553) previously filed by Switch & Data Facilities Company, Inc., a Delaware corporation (“Switch and Data”), on July 25, 2008 with the Securities and Exchange Commission (as amended, the “Registration Statement”), pertaining to the registration of the offering by Switch and Data of a maximum aggregate offering amount of $300,000,000 of shares of common and preferred stock, warrants and debt securities of Switch and Data and the offering by certain selling stockholders of 12,263,647 shares of Switch and Data common stock.

On April 30, 2010, pursuant to the terms of the Agreement and Plan of Merger dated as of October 21, 2009 and as amended on March 20, 2010 (the “Merger Agreement”), among Equinix, Inc., a Delaware corporation (“Equinix”), Switch and Data and Sundance Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Equinix (“Merger Sub”), Switch and Data merged with and into Merger Sub, with Switch and Data continuing as the surviving corporation and a wholly-owned subsidiary of Equinix.

Accordingly, Switch and Data has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Switch and Data in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Switch and Data hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Switch & Data Facilities Company, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Foster City, State of California on this 11th day of May, 2010.

Switch & Data Facilities Company, Inc.

By:	/s/ STEPHEN M. SMITH
Name:	Stephen M. Smith
Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN M. SMITH Stephen M. Smith	Chief Executive Officer, President and Director (Principal Executive Officer)	May 11, 2010

/s/ KEITH D. TAYLOR Keith D. Taylor	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 11, 2010